Exhibit 1.6

FOURTH AMENDMENT TO AMENDED AND RESTATED DEALER MANAGER AGREEMENT

This FOURTH AMENDMENT TO THE AMENDED AND RESTATED DEALER MANAGER AGREEMENT (this “Fourth Amendment”), effective as of October 17, 2016, is entered into by and between CARTER VALIDUS MISSION CRITICAL REIT II, INC., a Maryland corporation (the “Company”), CARTER VALIDUS ADVISORS II, LLC, a Delaware limited liability company (the “Advisor”) and SC DISTRIBUTORS, LLC, a Delaware limited liability company (the “Dealer Manager”). Capitalized terms used herein without definition shall have the meanings ascribed to such terms in the Dealer Manager Agreement (defined below).
WHEREAS, the Company, the Advisor and the Dealer Manager are parties to that certain Amended and Restated Dealer Manager Agreement, dated June 10, 2014, as amended from time to time (the “Dealer Manager Agreement”); and
WHEREAS, the Company, the Advisor and the Dealer Manager desire to further amend the Dealer Manager Agreement to subject the dealer manager fee payable by the Company to the revised volume discounts set forth in the Company’s prospectus, as supplemented from time to time (the “Prospectus”), and to obligate the Advisor to pay certain amounts to the Dealer Manager in connection with volume discount purchases.
NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.	Amendment to Section 4(c).
Section 4(c) of the Dealer Manager Agreement is hereby amended and restated in its entirety as follows:
(c)    DEALER MANAGER FEE.   Subject to the volume discounts and other special circumstances described in or otherwise provided in the “Plan of Distribution” section of the Prospectus, the Company will pay the Dealer Manager a dealer manager fee of up to 3.0% of gross offering proceeds from the sale of Class A Shares and Class T Shares (the “Dealer Manager Fee”); provided, however, that the Dealer Manager Fee may be changed in the future by the mutual consent of the Company and the Dealer Manager.  Pursuant to, and in accordance with, the terms of the volume discounts and other special circumstances described in or otherwise provided in the “Plan of Distribution” section of the Prospectus, with respect to sales of Class T Shares of $2,000,000 or more to a qualifying purchaser (as defined in the “Plan of Distribution” section of the Prospectus), the Advisor will pay the Dealer Manager an amount equal to 1.0% of the gross offering proceeds for each purchase, in addition to the applicable Dealer Manager Fee amount payable by the Company to the Dealer Manager, as set forth therein.  In addition, with respect to sales of Class T Shares of $5,000,000 or more to a qualifying purchaser (as defined in the “Plan of Distribution” section of the Prospectus), the Advisor will pay the Dealer Manager an additional amount equal to 1.0% of the gross offering proceeds for each purchase. The Dealer Manager may reallow a portion of the Dealer Manager Fee and the amounts paid by the Advisor to the Dealer Manager pursuant to this section to Participating Broker-Dealers.  The Dealer Manager’s reallowance of Dealer Manager Fees and the amounts paid by the Advisor to the Dealer Manager pursuant to this section to a particular Participating Broker-Dealer shall be as set forth in Schedule 1 to the Participating Broker-Dealer Agreement with such Participating Broker-Dealer.

The Company and Advisor’s obligations to pay the Dealer Manager Fee to the Dealer Manager with respect to a class of Shares will survive until the earliest to occur of (i) a listing of the Shares on a national securities exchange, (ii) the Shares no longer being outstanding, as a result of, without limitation, upon their redemption or other repurchase by the Company, upon the Company’s dissolution or upon a merger or extraordinary transaction to which the Company is a party pursuant to which the Shares are exchanged for cash or other securities, (iii) as of the end of the applicable time period prescribed by applicable FINRA rules or regulations, the date at which total underwriting compensation (as defined in accordance with applicable FINRA rules) paid with respect to the Offering equals 10% of the gross proceeds from the sale of Primary Shares, or (iv) the termination of this Agreement.

In no event shall the total aggregate underwriting compensation payable to the Dealer Manager and any Participating Broker-Dealers participating in the Offering, including, but not limited to, selling commissions and the Dealer Manager Fee, exceed ten percent (10.0%) of the aggregate gross offering proceeds from the Primary Offering.

2.	Governing Law.
The provisions of this Fourth Amendment shall be construed and interpreted in accordance with the laws of the State of Florida, and venue for any action brought with respect to any claims arising out of this Fourth Amendment shall be brought exclusively in Hillsborough County, Tampa.

3.	Counterparts.
This Fourth Amendment may be executed in any number of counterparts, each of which shall be an original, but all of which shall constitute one instrument.
Except as expressly set forth herein, the Dealer Manager Agreement remains unmodified and unchanged and the parties hereto ratify and confirm the Dealer Manager Agreement as amended hereby.
[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have executed this Fourth Amendment effective as of the date first set forth above.

CARTER VALIDUS MISSION CRITICAL
REIT II, INC.

By: /s/ John E. Carter
      John E. Carter
      Chief Executive Officer

CARTER VALIDUS ADVISORS II, LLC

By: /s/ Lisa A. Drummond
     Lisa A. Drummond
     Chief Operating Officer and Secretary

SC DISTRIBUTORS, LLC

By: /s/ Patrick Miller
     Patrick Miller
     President